THE CHINA FUND, INC.
Other Information (unaudited)

RESULTS OF ANNUAL STOCKHOLDER MEETING

1.) Election of Class I Director. The stockholders of the Fund elected James J. Lightburn to the Board of Directors to hold office until the Annual Meeting of Stockholders held in 2003.
				For		Withheld Authority
James J. Lightburn	5,962,162.313		2,021,319.167

Election of Class II Directors. The stockholders of the Fund elected Michael F. Holland and Burton Levin to the Board of Directors to hold office until the Annual Meeting of Stockholders held in 2004.

				For		Withheld Authority
Michael F. Holland	5,965,912.313		2,017,569.167
Burton Levin		5,958,940.489		2,024,540.991


2.) Approval or Rejection of a new Investment Advisory and Management Agreement. The stockholders of the Fund approved a new Investment Advisory and Management Agreement between the Fund and Martin Currie Global
Investors Ltd ("Martin Currie").


For			Against				Abstain
5,467,909.193		2,484,333.065			31,239.222


3.) Approval or Rejection of a new Direct Investment Management Agreement. The stockholders of the Fund approved a new Direct Investment Management Agreement between the Fund and Asian Direct Capital Management ("ADCM").

For			Against				Abstain
5,470,991.841		2,487,835.498			24,654.141



4.) Approval or Rejection of a proposal that the stockholders recommend to the Board of Directors that the Board consider open-ending the Fund.

The stockholders of the Fund failed to pass the proposal. Less than a majority of the outstanding shares, and of the shares present or represented at the Stockholders Meeting, voted in favor of the proposal.
							Delivered, but
For			Against		Abstain		Not Voting
3,945,835.307		525,110.095	31,249.078	3,481,287.000


DIRECT INVESTMENT MANAGER

As stated above, at the Annual Meeting of Stockholders, the stockholders approved the appointment of ADCM as the new manager of the Fund's direct investments.
ADCM will have responsibility for management of the Fund's existing direct investments and for making new direct investments on behalf of the Fund. ADCM was established in 1997 as part of State Street Global Advisors, the investment management division of State Street Corporation.

LISTED INVESTMENT MANAGEMENT

As stated above, at Annual Meeting of Stockholders Meeting, the stockholders approved the appointment of Martin Currie as the new manager of the Fund's listed assets. Martin Currie was established in 2000 and is a wholly owned subsidiary of Martin Currie Ltd. Martin Currie's appointment will become effective on approximately June 30, 2001.